EXHIBIT 10.10

              ADVANCED AESTHETICS INSTITUTE/JOHNS HOPKINS MEDICINE

                FIRST AMENDMENT TO CONSULTING SERVICES AGREEMENT

         This First Amendment to Consulting Services Agreement (the "Amendment") is being signed on this 23 day of March, 2005, but with the terms and conditions of this Amendment to become effective as of June 1, 2005 (the "Effective Date"), by and between Advanced Aesthetics, Inc., a Delaware corporation ("AAI"), and Johns Hopkins Medicine ("JH"), acting through The Johns Hopkins Health System Corporation, a Maryland corporation ("JHHS"), and The Johns Hopkins University, a Maryland corporation ("JHU").

                                    RECITALS

         1. AAI and JH previously entered into a Consulting Services Agreement dated December 17, 2003 (the "Agreement"). Among other things, Section 1 of the Agreement provides for JH to perform certain Services (as defined in the Agreement). Capitalized terms used herein and not otherwise defined shall have the same meanings as set forth in the Agreement.

         2. AAI and JH have agreed to modify the Services of JH, expand the use of the Mark and increase the compensation to JH as provided in this Amendment.

         Now, therefore, in consideration of the premises and of the mutual covenants and conditions contained in this Amendment, JH and AAI agree as follows:

         1. SERVICES. The Services to be provided by 1W are described below in this Section. AAI acknowledges that JH is performing the Services for its own benefit in order to assure JH that the safety and medical quality aspects of AAI's business are such as to allow continued use of the Mark as provided for in the Agreement and this Amendment. Though the Services may have indirect benefits for AAI, AAI agrees that JH has no duty to AAI with respect to the Services or the care, skill or diligence with which they are performed. AAI irrevocably waives any right, claim or cause of action against JH arising out of, or in connection with, the Services or the care, skill or diligence with which they are performed. All AAI information provided to patients or potential patients of AAI shall include a disclaimer of liability acceptable to JH.

            (a) JOHNS HOPKINS COSMETIC PATIENT SAFETY PROGRAM. JH has established at Johns Hopkins a Johns Hopkins Cosmetic Patient Safety Program (the "Program") with Dr. Craig Vander Kolk and Dr. Patrick McElgunn serving with equal authority and responsibility as directors of the Program (the "Directors"). The Program is more particularly described on EXHIBIT 1 to this Amendment. In their capacities as Directors of the Program, Dr. Vander Kolk and Dr. McElgunn shall provide guidance to the AAI Board of Medical Directors ("Medical Board") with respect to safety and medical quality aspects of AAI's medical cosmetic business as necessary to allow continued usage of the Mark. The Program will make its written recommendations to AAI's Medical Board through the Directors, which will respond in writing within thirty (30) days, either accepting the recommendations or detailing the reasons for its rejection. Should Dr Vander Kolk or Dr. McElgunn cease for any reason to be employed by JH, the Dean and CEO of Johns Hopkins Medicine will designate another JH physician with a specialty in cosmetic surgery, dermatology or both to serve as a replacement Director and consultant to AAI.

            (b) PRACTITIONER PROTOCOLS AND OUTCOMES METRICS DESIGN. JH will design protocols and outcomes metrics for each AAI medical procedure JH approves for use in the AAI medical cosmetic centers. For those protocols designed by JH, JH will retain ownership and copyrights to such protocols and documents outlining such metrics. For those protocols and metrics that are co-designed by JH and AAI, JH will retain co-ownership and co-copyrights with AAI. It is understood that certain proprietary methods, metrics and services will be exclusively designed by AAI. AAI shall in such cases maintain ownership of all intellectual property pertaining to these designs and metrics.

            In addition, all protocols will, to the best of JH's ability, be refined to include hospitality and aesthetic concept components that enhance client experience and satisfaction while not disrupting clinical outcomes. JH shall have the right, at its option and for its benefit, to review as it deems necessary protocols and metrics the Program already has approved and reserves the right to require changes to these protocols and metrics based on changing medical information. AAI shall require its medical directors and practitioners to comply with such changes as promptly as possible alter receipt of written notice of the change from JH.

            (c) MEDICAL DIRECTOR HIRING AND REVIEW. JH will continue to assess compliance by AAI with the rigorous standards established by AAI with JH's input for the hiring of medical directors by AAI for the AAI medical cosmetic centers. Upon submission by AAI, JH will review the CVs and AAI Evaluation reports for each medical director that AAI anticipates hiring and will either acknowledge compliance with such standards or submit to the Medical Board a report detailing its withholding of verification of credentials of any medical director. These reports will provide JH's assessment of the candidates' credentials and capacity for delivering against both medical and hospitality components of care. JH will rely solely on the CVs and AAI Evaluation reports as provided by AAI to JH and shall have no duty to independently investigate the credentials of any medical directors (though JH may, at its option and for its benefit, elect to do so). AAI shall have the right to accept or reject these assessments and will advise AAI in writing within thirty (30) days after receipt of written notice of JH's findings as to whether it accepts or rejects those findings. If JH confirms a medical director's credentials, AAI will be allowed to use JH-approved language on that medical director's biographical information piece and refer in JH-approved marketing and public relations materials to that medical director as having met the credentials established by AAI with input from JH. If JH assessment of a potential medical director is unfavorable, and AAI elects to hire that clinician, AAI will not be allowed to use JH-approved language on medical director biographical information pieces or imply any such confirmation in marketing and public relations materials.

            (d) PRACTITIONER HIRING AND REVIEW. AAI medical directors will hire or otherwise contract with practitioners, including MDs, NPs, PAs and RNs, who will deliver care in the AAI medical cosmetic centers. Based on the Program's assessment of reports submitted by AAI's local medical directors (which will be provided by AAI to JH), JH will advise AAI of the



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

failure of practitioners to follow protocols to the extent indicated by such reports. JH will rely solely on the reports of the medical directors in making such assessments and shall have no duty to independently investigate the credentials of any practitioner or any aspect of the care provided by AAI practitioners (though JH, at its option and for its benefit) may elect to do
so). Local medical directors will report at regular intervals (but no less frequently than once each calendar quarter) to the Program through the Medical Board. AAI shall indemnify and hold JH harmless (including payment of court costs and reasonable attorney fees) from all liability for the actions of any practitioner hired or otherwise contracted for by AAI.

            JH shall have the right, at its option and for its benefit, to visit and inspect each AAI medical cosmetic center at least once during each Contract Year (hereinafter defined). During such visits, AAI will make available to the individuals representing JH all documents and records pertaining to clinical care at the center in question and will also cause the center's medical director arid physicians, NPs, PAs and RNs to meet with such individuals upon request. Expenses of JH incurred in connection with such visits shall be paid by AAI as provided in Section 7(c) of this Amendment. In addition, at such time as AAI is operating more than a specified number of medical cosmetic centers to be agreed upon, AAI shall pay for time of JH faculty or other personnel incurred in inspecting each center. Faculty time shall be paid for at an hourly rate to be agreed upon (including travel time). Although AAI is free to not follow recommendations of JH as provided above (with the exception of changes to protocols and metrics required pursuant to Section 1(b)), JH retains the right to terminate usage of the Mark under the circumstances set forth in Section 12 of the Agreement.

         2. AMENDED USE OF MARK.

            AAI may make the additional uses of the Mark specified on Exhibit 2 to this Amendment subject to compliance with the review and approval processes set forth in the Agreement. However, JH will in no event be associated with or related to, either explicitly or by inference: (a) the non-medical cosmetic aspects of AAI's business, or (b) unless otherwise agreed to in writing by JH any products manufactured, distributed or sold by AAI. Any use of the Mark shall be in such a manner as to minimize to the maximum extent possible any association by inference with such non-medical cosmetic aspects of AAI's business or any products. All provisions of the Agreement with respect to use of the Mark shall continue in effect and be applicable to the additional uses of the Mark set forth on EXHIBIT 2.

         3. MEDICAL COSMETIC EDUCATION PROGRAM.

            JH will develop with AAI during the Term two (2) types of medical education programs as follows:

            (a) AAI Training Seminars: internal programs to better train AAI clinicians on the range of medical cosmetic procedures offered by AAI. AAI and JH will establish the training agenda and goals; and

            (b) Medical Cosmetic Seminars: open to health professionals. These are JH-CME directed programs for which participants register, pay tuition, and receive CME credits.

AAI and JH will be recognized as co-sponsors of these programs and will establish the agenda and agree upon the participating seminar leaders. There seminars must comply with all JHU requirements for programs awarding CME credits.

            In both cases, training and seminars will focus on patient safety, standardized cosmetic dermatological and surgical care procedures, delivery, outcomes and other topics to be mutually agreed upon. Program locations and budgets will be mutually agreed upon, and JH reserves the right to not participate or allow its brand to be associated with any program if JH determines, in its sole discretion, that the topic, location, or program structure, either together or individually, would diminish the reputation of JH. Unless otherwise agreed by JH and AAI, AAI agrees to support at least one AAI training seminar and at least one CME Seminar during each Contract Year, beginning with Contract Year 1. Such support shall include payment of expenses as set forth in Section 7(b).

         4. AAI BOARD OF DIRECTORS.

            JH will hold one voting seat on AAI's Board of Directors. The JH representative shall be appointed by the Dean and CEO of Johns Hopkins Medicine who shall also have the right to remove such director and appoint a successor at any time by written notice to AAI.

         5. PROPRIETARY PRODUCTS.

            AAI will permit JH to use in JH's Cosmetic Center AAI's proprietary service techniques and customer service informational material that have not previously been developed with JH. If JH develops -- in whole or in part -- service techniques or customer service information material used in connection with JH's Cosmetic Center, then such techniques and content will be considered the intellectual property of JH and, as such, can be used by JH without restrictions or limitations or compensation to AAI.

         6. USE OF TECHNOLOGY.

            As technology is developed in the field of cosmetic medicine, and AAI considers adopting such technology in its facilities, AAI will grant the Johns Hopkins Cosmetic Center the opportunity, at its option, to test, first hand, the safety and efficacy of such technology, with review times and outcomes to be mutually agreed upon. In recognition of JH's functioning as a test site, JH shall have the right, at its option, to continue use of such technology on tents at least as favorable as these granted by AAI to any other party, provided that, the cost to JH shall in no event exceed the actual acquisition cost incurred by AAI for such technology and shall be reduced to reflect that cost if less than the most favorable rate charged by AAI to a third party. Upon request by JH. AAI will provide JH with reasonable verification of its acquisition costs and of the terms offered by it to third parties.



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

         7. CONSIDERATION TO JH.

            Section 4 (a) and 4(b)(i) of the Agreement are deleted in their entirety. In addition to the Preferred Shares, JH shall receive the compensation described in this Section as follows:

            (a)   ANNUAL FEES.

                  AAI will pay JH annual fees (the "Annual Fees") of: (i) $1,000,000 in Contract Year 1, (ii) $1,500,000 in Contract Year 2, and (iii) $1,000,000 in each Contract Year thereafter. "Contract Year 1" refers to the twelve (12) month period commencing on the Effective Date with "Contract Year 2" and other references to "Contract Year" being to the succeeding twelve (12) month period as designated. Quarterly payments of the Annual Fees shall continue as currently scheduled (due on the first business day of September, December, March and June), with the first quarterly installment of $250,000 due on June 1, 2005 and continuing quarterly thereafter. In Contract Year 2, the quarterly payments, on the same schedule, will each be $375,000. In Contract Years 3-5, all quarterly payments on the same schedule will be $250,000. For Services above and beyond those described in Section 1 of this Amendment, AAI will pay JH on an a la carte basis for all work as mutually agreed upon by both parties.

            (b)   COSMETIC EDUCATION PROGRAMS.

                  AAI will fully underwrite all costs and expenses associated with educational programs described in Section 3 above as mutually agreed upon by the parties. These costs and expenses will be separate and apart from the Annual Fees. Any revenues resulting from educational programs shall be applied first to actual out-of-pocket costs and expenses incurred by AAI in connection the program (but excluding time of AAI. personnel and general overhead). Any remaining revenues shall be divided equally between JH and AAI.

            (c)   EXPENSES.

                  Travel, lodging, meals and other business related expenses incurred by JH staff in conjunction with this transaction will be reimbursed by AAI in addition to Annual Fees and other consideration. All air travel of more than three (3) hours shall be business class with lodging to be of a quality acceptable to JH. Such reimbursement shall be made within thirty (30) days after invoicing by JH. All such expenses will be subject to pre-approval by AAI.

            (d)   ESCALATOR CLAUSE.

            Commencing upon the Effective Date, and continuing thereafter during the Term (hereinafter defined) of the Agreement, AAI shall pay JH 1.5% of the amount by which AAI's Total Services Revenue in each such calendar year exceeds $80 million. For example, if Total Services Revenue equals $100 million for the calendar year beginning January 1, 2006, the payment due JH would be $300,000. Such payments shall be due within one hundred twenty (120) days after the end of each such calendar year. With respect to the stub period for the 2005 calendar year, AAI's payment pursuant to this Section shall be prorated and thus equal to 1.5%



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

of the amount by which AAI's Total Services Revenue for such seven (7) month period exceed $46,640,000. Examples of the computation of Total Services Revenue and the payment due JH (including products and services encompassed within Total Services Revenue) are included in Exhibit 3. In connection with such payments, AAI shall provide JH with the following:

(i) As soon as available, and in any event within thirty (30) days after the end of each fiscal quarter, copies of a balance sheet, operating statement specifying Total Services Revenue and cash flow statement for AAI as of the close of such period, in each case setting forth in comparative form the figures for the corresponding period of the preceding year, all in reasonable detail and certified as complete and correct, subject to changes resulting from year-end adjustments, by the chief financial officer of AAI. This shall be accompanied by a letter from such chief financial officer to JH certifying that AAI has paid all sums due to JH pursuant to this Amendment; and

(ii) As soon as available, and in any event within one hundred twenty (120) days after the close of each of its fiscal years, copies of: (i) an audited balance sheet of AAI as of the close of such fiscal year, and (ii) for each such fiscal year, audited operating and cash flow statements, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail. Audited financial statements shall be accompanied by an opinion thereon of a firm of independent certified public accountants of recognized standing reasonably acceptable to JH to the effect that such financial statements have been prepared in accordance with generally accepted accounting principles consistently maintained (except for changes in which such accountants concur) and present fairly the financial condition of AAI. Such firm of independent certified public accountants shall contemporaneously provide JH with a letter stating that, based on the results of its audit, AAI has paid JH all sums due pursuant to this Agreement; and

(iii) Such information regarding its business and financial affairs as JH may reasonably request within fifteen (15) days after any such request and also make its principal officers and independent accountants and attorneys available to discuss such affairs with JH.

         JH shall have the right to audit (including making copies of) the books and records of AAI at any time to confirm the accuracy of the payments described in this Section. AAI agrees to cooperate in such audit and make available to JH or the person designated by JH to conduct the audit, all such books and records and all personnel of AAI (including its internal and independent accountants) to respond to questions. Any appropriate reconciliation in payment based on the results of such audit shall be made within thirty (30) days after the completion of the audit. Should an audit disclose an underpayment of more than five percent (5%), AAI shall pay to JH: (i) all costs of the audit, and (ii) interest on the amount underpaid from the date it should have been paid. until the date received by JH at the rate of fifteen percent (15%) per annum.

         8. AMENDED TERM RENEGOTIATION RIGHT.

            (a) The Term of the Agreement shall be five (5) years from the Effective Date. Thereafter, the Term shall renew for additional three (3) year periods unless either party



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

shall provide written notice of termination to the other party no later than 120 days prior to the then current expiration date. The right of termination set forth in Section 5 of the Agreement based on failure to proceed with the "Phase 2 Relationship" is terminated and shall be of no force or effect. JH's right to renegotiate its compensation pursuant to Section 8(b) below includes negotiation of a formula to appropriately compensate JH for the value created by it pursuant to this Agreement in the event the Term is not extended beyond its initial five
(5) year period. This may include, for example, an ending cash payment to JH or issuance of additional stock.

            (b) Notwithstanding the stated Term of this Agreement, AAI and JH shall each have the right to require a renegotiation of JH's compensation pursuant to the escalator clause in Section 7(d) of this Amendment at any time on or before September 1, 2005 (as such date may be extended by mutual agreement of the parties). If such right of renegotiation is exercised, and JH and AAI cannot agree upon revised compensation acceptable to each party, in its sole discretion, either party may elect to terminate this Agreement on the date that is ninety (90) days from the date the terminating party gives written notice of termination to the other party. In order for JH to assess the adequacy of its compensation, AAI agrees to provide JH with such documents and information pertaining to its business and financial affairs and the transactions described in this Agreement as JH may request within fifteen (15) days after any such request.

         9. EFFECTIVE DATE. As noted in the preamble to this Amendment, JH and AAI intend that its terms and conditions will not be applicable to them until the Effective Date of June 1, 2005. Prior to the Effective Date, the parties shall continue to be bound by the terms and conditions of the Agreement without giving effect to this Amendment.

         10. BINDING EFFECT.

             This Amendment shall be binding upon, and inure to the benefit of, the parties and their respective successors and assigns.

         11. EFFECT OF AMENDMENT.

             Except as expressly provided in this Amendment, the rights and obligations of JH and AAI as set forth in the Agreement shall remain in full force, effect, and unamended.

                  (Remainder of page intentionally left blank.
                     Signatures begin on the following page)



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


         IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first listed above.

WITNESS:

                                    JOHNS HOPKINS MEDICINE
                                    ACTING THROUGH

                                    THE JOHNS HOPKINS HEALTH
                                    SYSTEM CORPORATION

                                        /s/ Richard A. Grossi
__________________________          By:_____________________________
                                       Richard A. Grossi


                                    THE JOHNS HOPKINS UNIVERSITY

                                        /s/ Richard A. Grossi
__________________________          By:______________________________
                                       Richard A. Grossi



                                    ADVANCED AESTHETICS, INC.

                                        /s/ Richard Rakowski
__________________________          By:______________________________
                                       Richard Rakowski
                                       Chairman



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


                                    EXHIBIT 1

                The Johns Hopkins Cosmetic Patient Safety Program

The Johns Hopkins Cosmetic Patient Safety Program (CPSP) was established in May 2004 to ensure the safety of patients receiving medical cosmetic treatment (for both dermatological and surgical procedures).

While health care practitioners live by the oath to "Do No Harm," no clinical environment or medical procedure is absolutely risk free. That is why safety and positive outcomes must be the twin goals of quality patient care.

Positive outcomes result from not only a clinician's quality of care but also from his or her attention to detail and the repeatability of that care and detail. This detail is based. on proper protocols developed for each procedure, which then can be followed by any clinician in any clinical setting.

The Johns Hopkins CPSP works with cosmetic medical service providers to:

          1.   establish  and  implement  a  rigorous  clinician   credentialing
               process;

          2.   assess   the   safety   and   efficacy   of   medical    cosmetic
               dermatological, surgical and dental diagnostic tests, equipment, and procedures;

          3. develop the highest standards of protocols for each offered procedure;

          4.   establish guidelines for facility safety and patient comfort;

          5.   develop a clinician monitoring capability; and

          6.   develop outcome metrics and a range of outcomes studies.



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


                                    EXHIBIT 2

                                   Use of Mark

I.  FACILITY:

On the lower right quadrant of the right-side door leading directly into the "lite medical" and/or ambulatory surgical wings of each AAI facility the following will appear as a transparent peel stick logo of a size and design mutually agreed to by the parties:

         "AAI participates in the Johns Hopkins Cosmetic Patient Safety Program"

On the wall directly behind the reception desk in the "lite medical" and/or ambulatory surgical wings of each AAI facility the following will appear as a transparent peel stick logo of a size and design mutually agreed to by the parties:

         "AAI participates in the Johns Hopkins Cosmetic Patient Safety Program"

II. INFORMATIONAL MATERIALS: On all AAI client informational support materials for dermatology, dentistry and cosmetic surgery procedures the following may appear subject to JH's right to approve the specific manner and context in which the Mark is used as provided in the Agreement:

         1)       DOCTOR BIOS

                  Dr. XXXX serves Advanced Aesthetics Institute after being credentialed in accordance with a rigorous set of guidelines for physician credentialing which guidelines were established by Advanced Aesthetics Institute after consultation with the Johns Hopkins Cosmetic Patient Safety Program.

         2)       AESTHETICS CHECKLIST

                  Although every medical cosmetic procedure has some risk, AAI is committed to ensuring the highest standards of patient safety. As recommended by the Johns Hopkins Cosmetic Patient Safety Program, you and a physician will review the risks associated with every medical cosmetic procedure you may consider.

         3)       DERMATOL AND SURGICAL PROCEDURE BROCHURES

                  Although every medical cosmetic procedure has some risk, AAI is committed to ensuring the highest standards of patient safety. The Johns Hopkins Cosmetic Patient Safety Program has reviewed the protocol for this procedure and the patient information included in this brochure.



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

         4)       AESTHETICS CONCIERGE CONSULTATION BROCHURE

                  Advanced Aesthetics Institute ("AAI") is committed to ensuring the highest standards of safety for clients receiving medical cosmetic services. After consultation with the Johns Hopkins Cosmetic Patient Safety Program, AAI has established a rigorous set of guidelines for the credentialing of clinicians working at AAI centers. The Program also reviews the design of the medical cosmetic wing of each AAI facility, evaluates and approves only those medical cosmetic procedures proven to be clinically safe, and reviews protocols pursuant to which clinicians should deliver each medical cosmetic procedure.

         5)       CLINICAL TRIAL BROCHURES

                  Although every medical cosmetic procedure has some risk, AAI is committed to ensuring the highest standards of patient safety. The Johns Hopkins Cosmetic Patient Safety Program has reviewed the protocol for this clinical trial procedure and the patient information included in this brochure.

III. MARKETING AND PROMOTIONAL ACTIVITIES: In conjunction with marketing, promotional and publicity materials as they relate to Johns Hopkins' consulting role in connection with AAI's medical services, the following may appear subject to JH's right to approve the specific manner and context in which such statements are made as provided in the Agreement:

         1. "Johns Hopkins provides consulting services to AAI on safety and medical quality aspects of its cosmetic medical services."

         2.       "The  Johns  Hopkins   Cosmetic  Patient  Safety  Program  has
                  reviewed for safety the design of the AAI facility, located at XXXX."

With respect to usage of the Mark as described in Sections II and III above, JH may require that the materials in question include a disclaimer in the following format or in such other format as may be required by JH in its reasonable discretion:

"Johns Hopkins consults only on clinical aspects of the medical cosmetic services offered by AAI. Johns Hopkins does not participate in, and is not responsible for, the actual delivery of cosmetic medical procedures by AAI clinicians, credentialing of AAI clinicians, or the operation of any AAI facility."



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


                                    EXHIBIT 3

AAI & JH ESCALATOR ANALYSIS
($ IN MILLIONS)

                                                              Current                                Estimated Annual
                                                              Run Rate       2005        2006        2007        2008        2009
                                                              --------       ----        ----        ----        ----        ----
AAI Services Revenue                                          $   28.0    $   50.0     $ 100.0     $  250.0     $ 400.0    $ 600.0

       % Medical/Lite Medical                                      10%         20%         25%          30%         35%        40%
       % Non-Medical                                               90%         80%         75%          70%         65%        60%

       $ Medical Revenue                                      $    2.8    $   10.0     $  25.0     $   75.0     $ 140.0    $ 240.0
       $ Non-Medical Revenue                                  $   25.2    $   40.0     $  75.0     $  175.0     $ 280.0    $ 360.0

EBITDA contribution of Service  Business (Before JH)          $    2.2    $    5.0     $  12.0     $   32.5     $  56.0    $  90.0
       Total EBITDA %                                               8%         10%         12%          13%         14%        15%
       - Medical EBITDA Contribution                          $    0.2    $    1.0     $   3.0     $    9.8     $  19.6    $  36.0
       - Non-Medical EBITDA Contribution                      $    2.0    $    4.0     $   9.0     $   22.8     $  36.4    $  54.0

       Johns Hopkins Annual Fee                               $    1.0    $    1.5     $   1.0     $    1.0     $   1.0    $   1.0
       Johns Hopkins Escalator Fee                            $      -    $      -     $   0.3     $    2.6     $   4.8    $   7.8
         - Threshold                           $    80.0
         - % of Revenue                             1.8%

* Total Johns Hopkins Fee                                      $   1.0    $    1.5     $   1.3     $    3.6     $   5.8    $   8.8
         - Represented as a percentage of Total Revenue           3.6%        3.0%        1.3%         1.4%        1.5%       1.5%
         - Represented as a percentage of a Medical Revenue      35.7%       15.0%        5.2%         4.7%        4.1%       3.7%
         - Represented as a percentage of Total EBITDA           44.6%       30.0%       10.8%        10.9%       10.4%       9.8%
         - Represented as a percentage of Medical EBITDA        445.4%      150.4%       43.3%        36.4%       29.6%      24.4%

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*  The term AAI Services  Revenue as used in this Exhibit  means Total  Services
   Revenue as defined in the amendment and is intended to include all revenues of any nature attributable to sales of services by AAI. AAI will not attempt to diminish Total Services Revenue by making sales through subsidiaries, discounting pricing for services based on the purchase of products or otherwise. If any of the foregoing occur, AAI and JH shall negotiate an equitable adjustment to the amount of Total Services Revenue used for purposes of computing the amount due JH pursuant to the escalator clause set forth in Section 7(d).